EXHIBIT 23

CONSENT  OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Hudson Foods, Inc. on Form S-8 (File Nos. 33-36690 and 33-41839) of our reports dated October 29, 1996, on our audits of the consolidated financial statements and financial statement schedule of Hudson Foods, Inc. as of September 28, 1996, and September 30, 1995, and for each of the three years in the period ended September 28, 1996, which reports are incorporated by reference and included in this Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.
Tulsa, Oklahoma
December 11, 1996